Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Compensation and Organization Committee of the
Board of Directors of
KeyCorp
We consent to the incorporation by reference in a Registration Statement on Form S-8 (File Numbers 333-49609 and 333-112225) with respect to the KeyCorp 401(k) Savings Plan (the “Plan”) of our audit report dated June 26, 2008 with respect to the Plan’s financial statements and supplemental schedules, included in Form 11-K for the Plan’s years ended December 31, 2007 and 2006, and all references to our firm included in or made a part of the Registration Statement.
/s/ Meaden & Moore, Ltd
Cleveland, Ohio
June 30, 2008